Exhibit 99.1

Dolby Appoints Anjali Sud to its Board of Directors

New director brings extensive knowledge of the technology industry and operational experience to the boardroom

SAN FRANCISCO, May 14, 2019 – Dolby Laboratories, Inc. (NYSE:DLB) announced today the appointment of Anjali Sud to its Board of Directors as a new independent director, effective May 13, 2019. The appointment fills the vacancy resulting from the passing of former director Nicholas Donatiello, Jr. in June 2018.

Sud is the Chief Executive Officer of Vimeo, Inc., a wholly-owned subsidiary of IAC (NASDAQ: IAC) and provider of cloud-based software tools that enable creative professionals, marketers and enterprises to stream, host, distribute and monetize videos online and across devices. She has held various positions at Vimeo since July 2014, before being promoted to CEO in July 2017. Prior to Vimeo, Sud served in various positions at Amazon.com, Inc. from 2010 to 2014, most recently as Director of Marketing.

“We are very pleased to welcome Ms. Sud to the Board of Directors,” said Peter Gotcher, Chairman of the Dolby Board of Directors. “She brings a unique combination of leadership, extensive knowledge of the technology industry, and operational experience that will greatly add to the strength of the Board.”

Additional details regarding the appointment can be found in a Current Report on Form 8-K filed by Dolby today with the Securities and Exchange Commission.

About Dolby Laboratories

Dolby Laboratories (NYSE: DLB) is based in San Francisco with offices in over 20 countries around the globe. Dolby transforms the science of sight and sound into spectacular experiences. Through innovative research and engineering, we create breakthrough experiences for billions of people worldwide through a collaborative ecosystem spanning artists, businesses, and consumers. The experiences people have – with Dolby Cinema, Dolby Vision, Dolby Atmos, Dolby Voice, Dolby Dimension, and Dolby Audio – revolutionize entertainment and communications at the cinema, on the go, in the home, and at work.

Dolby, Dolby Atmos, Dolby Audio, Dolby Cinema, Dolby Dimension, Dolby Vision, Dolby Voice, and the double-D symbol are among the registered and unregistered trademarks of Dolby Laboratories, Inc. in the United States and/or other countries. Other trademarks remain the property of their respective owners.

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Media Contact:

Jennifer Bowcock

Dolby Laboratories

408-768-8221

Jennifer.Bowcock@dolby.com